Exhibit 99.1

Press Release

Investors:                         Media:
Nancy Murphy                     Michelle Kersch
(904) 854-8640                    (904) 854-5043
nancy.murphy@lpsvcs.com                michelle.kersch@lpsvcs.com

Lender Processing Services Announces Settlement with Missouri Attorney General

JACKSONVILLE, Fla. – August 2, 2012 – Lender Processing Services, Inc. (NYSE:LPS), a leading provider of integrated technology and services to the mortgage and real estate industries, today announced that its subsidiary DocX, LLC has reached a settlement with the Missouri Attorney General, resulting in a dismissal of the criminal charges pending against DocX, LLC.

The terms of the settlement provide for, among other things, a voluntary contribution of $1.5 million to the State of Missouri, reimbursement of $500,000 to the Missouri Attorney General’s Office for its fees and costs of investigation, and a complete release of any potential liability of LPS and DocX in the State of Missouri.

“This settlement is an important milestone in our ongoing efforts to resolve legal and regulatory issues related to the operations of DocX, which we closed in 2010,” said Hugh Harris, president and chief executive officer of LPS. “LPS remains focused on resolving all remaining legal and regulatory challenges as expeditiously as possible and is committed to ensuring that we continue to operate with integrity and compliance in everything we do.”

About Lender Processing Services

Lender Processing Services (NYSE: LPS) delivers comprehensive technology solutions and services, as well as powerful data and analytics, to the nation’s top mortgage lenders, servicers and investors. As a proven and trusted partner with deep client relationships, LPS offers the only end-to-end suite of solutions that provides major U.S. banks and many federal government agencies the technology and data needed to support mortgage lending and servicing operations, meet unique regulatory and compliance requirements and mitigate risk.

These integrated solutions support origination, servicing, portfolio retention and default servicing. LPS’ servicing solutions include MSP, the industry’s leading loan-servicing platform, which is used to service approximately 50 percent of all U.S. mortgages by dollar volume. The company also provides proprietary data and analytics for the mortgage, real estate and capital markets industries.

LPS is headquartered in Jacksonville, Florida, and employs approximately 8,000 professionals. The company is ranked as the 877th largest American company in the Fortune 1000 in 2012. For more information, please visit www.lpsvcs.com.

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